EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the incorporation by reference in the Registration Statements of Bridgeline Digital, Inc. on Form S-8 (Nos. 333-213185, 333-208891, 333-170819, 333-188854, 333-181677, 333-181678, 333-234771 and 333-264937) and Form S-3 (No. 333-262764) of our report dated December 23, 2024, and with respect to our audit of the consolidated financial statements of Bridgeline Digital, Inc. as of September 30, 2024 and 2023 and for the years then ended, which report is included in this Annual Report on Form 10-K of Bridgeline Digital, Inc. for the year ended September 30, 2024.

/s/ PKF O’Connor Davies, LLP

New York, New York

December 23, 2024